Exhibit 10.28

INGERSOLL-RAND COMPANY

SUPPLEMENTAL PENSION PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

INTRODUCTION

Ingersoll-Rand Company (the “Company”) maintains the Ingersoll-Rand Pension Plan Number One (the “Qualified Pension Plan”) for salaried employees employed by the Company and certain subsidiaries and affiliates of the Company (the “Employees”), under which benefits are subject to plan qualification limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

The Company recognizes that in certain circumstances it is desirable to provide pension benefits to Employees which are supplemental to those provided by the Qualified Pension Plan. The circumstances in which supplemental benefits will be paid are:

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when the limitation on benefits payable under the Company’s Qualified Pension Plan as specified in Section 415 of the Code (the “Section 415 Limits”) reduces the benefit otherwise payable under the Qualified Pension Plan;

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when, effective for years after 1988, the limitation on the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan, as specified in Section 401(a)(17) of the Code (the “Section 401(a)(17) Limit”), reduces the benefit otherwise payable under the Qualified Pension Plan, and

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when the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan due to deferrals under the IR Executive Deferred Compensation Plan (the “Deferral Plan”) further reduces the benefit otherwise payable under the Qualified Pension Plan.

Accordingly, the Company maintains this Supplemental Pension Plan to provide a vehicle under which supplemental benefits can be paid to salaried employees employed by the Company and certain subsidiaries and affiliates of the Company. This Supplemental Pension Plan was amended and restated effective for all persons who retire or otherwise terminate employment on or after January 1, 2003, except those persons employed by The Torrington Company, and superseded the provisions of the Company’s Supplemental Pension Plan maintained by the Company prior to January 1, 2003. This Supplemental Pension Plan is hereby amended and restated effective January 1, 2005. The provisions of the Supplemental Pension Plan, as in effect prior to January 1, 2003 shall continue to be applicable to persons employed by The Torrington Company.

Notwithstanding any other provision of this Supplemental Pension Plan to the contrary, no benefit shall be payable under this Supplemental Pension Plan if, pursuant to the effective date rules of Section 885(d) of the American Jobs Creation Act of 2004 and Treasury Regulations section 1.409A-6(a) such benefit would be subject to Section 409A of the Code. Accordingly, the benefits payable under this Supplemental Pension Plan shall be limited (as further defined herein) to the benefits accrued and vested hereunder as of December 31, 2004, and all additional benefits of the kind provided hereunder shall be provided under the terms of the Ingersoll-Rand Company Supplemental Pension Plan II.

It is intended that this Supplemental Pension Plan be treated as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

All capitalized terms that are not otherwise defined herein shall have the same meaning as under the Qualified Pension Plan.

SECTION 1

SUPPLEMENTAL PLAN BENEFITS

1.1	Excess Pension Benefit. An Employee shall be entitled to a benefit under this Supplemental Pension Plan only if his or her benefit determined under the Qualified Pension Plan is less than the amount such benefit would have been if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under such Qualified Pension Plan did not exclude compensation after 1988 in excess of the Section 401(a)(17) Limit, and (iii) the definition of Compensation specified under such Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan.

If an Employee’s benefit from the Qualified Pension Plan is reduced as a result of any of the conditions described in the preceding paragraph, the amount of benefit to which the Employee shall be entitled to receive under this Supplemental Pension Plan shall be determined based on the excess of (a) over (b) where:

(a)	is the benefit which would have been payable under the terms of the Qualified Pension Plan as a single life annuity with benefits payable monthly if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation after 1988 in excess of the Section 401(a)(17) Limit, (iii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan; and (iv) the Employee had terminated service for purposes of the accrual and vesting of benefits under the Qualified Pension Plan on December 31, 2004; and

(b)	is the benefit which would have been payable as a single life annuity to the Employee under the terms of the Qualified Pension Plan if the Employee had terminated service for purposes of the accrual and vesting of benefits under the Qualified Pension Plan on December 31, 2004.

Notwithstanding the terms of subparagraph (a), if an Employee elected by the Board of Directors of the Company as an officer of the Company attained age 62 on or before December 31, 2004, the amount determined under subparagraph (a) shall be determined without regard to any reduction under the terms of the Qualified Pension Plan by reason of the Employee’s Determination Date having preceded his Normal Retirement Date under the Qualified Pension Plan.

SECTION 2

VESTING

2.1	Vesting. An Employee shall be vested in the benefit provided under Section 1.1 of this Supplemental Pension Plan in accordance with the vesting provisions of the Qualified Pension Plan, but disregarding any vesting credit the Employee may have under the Qualified Pension Plan for periods after December 31, 2004.

SECTION 3

DISTRIBUTIONS

3.1	Time and Form of Benefit Payments.

(a)	Benefits vested in accordance with Section 2.1 and payable under this Supplemental Pension Plan shall be made in the event of termination of employment by reason of death, disability, retirement or otherwise. Benefits shall be payable solely in the form of a lump sum.

(b)	The lump sum amount payable to an Employee shall be the lump sum value of the single life annuity determined under Section 1.1 determined under the same interest and mortality assumptions and to determine lump sum distributions under the Qualified Pension Plan on December 31, 2004. Accordingly, the lump sum payment shall equal the lump sum amount that would have been payable to the Employee under this Supplemental Pension Program if the Employee had actually terminated employment in December 31, 2004, increased to reflect interest and the Employee’s survival until the Payment Date based on the same interest and mortality assumptions used to determine the lump sum amount that would have been payable if the Employee had terminated employment on December 31, 2004.

(c)

An Employee’s Payment Date shall be the later of (1) the first business day of the year following the year of the Employee’s termination of employment (or earlier separation from service under the general rules under section 409A of the Code), or (2) the first day of the sixth month following the date of the employee’s termination of employment (or earlier separation from service under the general rules under section 409A of the Code). However, an Employee who is a participant in the Ingersoll-Rand Company Elected Officers Supplemental Program or the Ingersoll-Rand Company Key Management Supplemental Program may file a deferral election under the Deferral Plan at least one year in advance of the Employee’s termination of employment (or earlier separation from service under the general rules under section 409A of the Code) to defer the payment under the Deferral Plan.

(d)	In the event a valid deferral election is made under the Deferral Plan, the lump sum amount that would have otherwise been payable under this Supplemental Pension Plan shall be credited to the Deferral Plan as soon as practicable after the Determination Date.

3.2	Payments to Beneficiaries. In the event that an Employee dies prior to the Payment Date, the benefit determined under Sections 1.1 and 3.1 shall be payable to the Employee’s beneficiary(ies) under the Qualified Pension Plan thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.

3.3	Withholding. The Company shall be entitled to withhold from the payment due under this Supplemental Pension Plan any and all taxes of any nature required by any government to be withheld from such payment.

3.4	Loans. No loans to Employees shall be permitted under this Supplemental Pension Plan.

SECTION 4

MISCELLANEOUS

4.1	Amendment and Termination.

(a)	This Supplemental Pension Plan may, at any time and from time to time, be amended or terminated, without consent of any Employee or beneficiary by (i) the Board of Directors of Ingersoll-Rand Company Limited (“Limited”) or the Compensation Committee (as described in Section 4.3), or (ii) in the case of amendments which do not materially modify the provisions hereof, the Company’s Administrative Committee (as described in Section 4.3), provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of this Supplemental Pension Plan as of the date of termination or amendment.

(b)	Notwithstanding the foregoing, following a “change in control” of Limited, any amendment modifying or terminating this Supplemental Pension Plan shall have no force or effect. For purposes hereof, a “change in control” shall have the meaning designated: (i) in the Ingersoll-Rand Company Amended and Restated Grantor Trust Agreement dated August 6, 1999 between the Company and Wachovia Bank, as trustee, or (ii) in such other trust agreement that restates or supercedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of Ingersoll-Rand Company. For purposes of this Section 4, the term “change in control” shall refer solely to a “change in control” of Ingersoll-Rand Company Limited.

4.2	No Contract of Employment. The establishment of this Supplemental Pension Plan or any modification thereof shall not give any Employee or other person the right to remain in the service of the Company or any of its subsidiaries or affiliates, and all Employees and other persons shall remain subject to discharge to the same extent as if the Supplemental Pension Plan had never been adopted.

4.3	Compensation Committee. This Supplemental Pension Plan shall be administered by the Compensation Committee appointed by the Board of Directors of Limited, or any successor committee appointed by Limited’s Board of Directors (the “Compensation Committee”). The Compensation Committee has delegated to the members of the administrative committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer this Supplemental Pension Plan in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Pension Plan by an Employee or beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Employee or beneficiary. Such notice shall set forth the specific reasons for the Administrative Committee’s decision. In addition, the Administrative Committee shall afford a reasonable opportunity to any Employee or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.

4.4	Entire Agreement; Successors. This Supplemental Pension Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding this Supplemental Pension Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written between the Company and any Employee relating to the subject matter hereof, other than those set forth herein. This Supplemental Pension Plan and any amendment shall be binding on the Company and the Employee and their respective heirs, administrators, trustees, successors, and assigns, including but not limited to, any successors to the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.

4.5	Severability. If any provision of this Supplemental Pension Plan shall to any extent be invalid or unenforceable, the remainder of the Supplemental Pension Plan shall not be affected thereby, and each provision of the Supplemental Pension Plan shall be valid and enforced to the fullest extent permitted by law.

4.6	Application of Plan Provisions. All relevant provisions of the Qualified Pension Plan shall apply to the extent applicable to the contractual obligations of the Company under this Supplemental Pension Plan. Benefits provided under the Supplemental Pension Plan are independent of, and in addition to, any payments made to Employees under any other plan, program, or agreement between the Company and Employees, or any other compensation payable to the Employee by the Company, or by any subsidiary, or affiliate of the Company.

4.7	Governing Law. Except as preempted by federal law, the laws of the state of New Jersey shall govern this Supplemental Pension Plan.

4.8	Participant as General Creditor. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Supplemental Pension Plan shall have any interest in such investment or reserve. To the extent that any person acquires a right to receive benefits under this Supplemental Pension Plan, such rights shall be no greater than the right of any, unsecured general creditor of the Company.

4.9	Nonassignability. The right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment or other legal process for the debts of such Employee or beneficiary, nor shall any such benefit be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement to be executed by its duly authorized representative this 22nd day of December, 2008.

INGERSOLL-RAND COMPANY

By:	/s/ Marcia J. Avedon
Marcia Avedon
Senior Vice President